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                                                                    EXHIBIT 23.3
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                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this registration statement on Form S-3 (SEC Registration No. 333-42963) of our report dated March 14, 1997, except for Notes 22 and 24, as to which the date is October 9, 1997, on our audits of the consolidated financial statements of Vacation Break U.S.A., Inc. as of December 31, 1996, and for the two years in the period ended December 31, 1996, appearing in the registration statement on Form S-4 (SEC Registration No. 333-39615) of Fairfield Communities, Inc. filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933. We also consent to the reference to our firm under the caption "Experts."

Coopers & Lybrand L.L.P.
Ft. Lauderdale, Florida

March 12, 1998